Exhibit 8.2

[xx], 2022

Akumin Inc.

[insert address]

[insert address]

Dear Sirs/Mesdames:

Re:	U.S. Domestication of Akumin Inc. – [Form S-4] Registration Statement - Canadian Federal Income Tax Considerations

We have acted as Canadian tax counsel to Akumin Inc. (“Akumin”), a Canadian corporation, in connection with certain Canadian Federal income tax considerations related to the U.S. Domestication, as defined in the [Proxy Statement/Prospectus] dated • [x], 2022 (the “Proxy”). As outlined in the Proxy, the U.S. Domestication will involve changing Akumin’s jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware, United States of America, from and after which, Akumin will become a company subject to the General Corporation Law of the State of Delaware (“Akumin Delaware”).

Pursuant to the U.S. Domestication, among other things each outstanding Common Share and Warrant of the Company at the time of the Domestication will remain issued and outstanding as a Common Shares or Warrants, as applicable, after our corporate existence is continued from Ontario under the OBCA and domesticated in Delaware under the DGCL.

This opinion is being delivered in connection with the registration statement on [Form S-4] (“Registration Statement”) filed by Akumin with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended. This opinion will appear as an exhibit to the Registration Statement.

In rendering this opinion, we reviewed the Registration Statement and such other documents and information, and have made such other investigations, as were necessary or relevant in our reasonable opinion in the circumstances. In our review, we assumed, without independent verification, (i) the authenticity of original documents and the genuineness of signatures, (ii) the accuracy of copies, (iii) that the execution and delivery by each party to a document or contract, and the performance by such party of its obligations thereunder, were authorized by all necessary measures and do not violate or result in a breach of, or default under, such party’s certificate or instrument of formation and by-laws, or the laws of such party’s jurisdiction of organization, (iv) that each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (v) that the parties to each agreement, each with respect to itself, have complied, and will continue to comply, with all covenants, agreements and undertakings contained therein, (vi) that the transactions provided for by each agreement were and will continue to be carried out in accordance with the terms of such agreement, and (vii) that the statements concerning the U.S. Domestication provided in the Registration Statement (including, without limitation, their respective exhibits) are true, correct and complete, and will remain true, correct and complete at all times, up to and including the Effective Time of the U.S. Domestication. In addition, in rendering this opinion, we have relied upon, without independent verification: (i) certain facts and representations that were provided or made to us by you and your agents which we assume are, and will continue to be, true, correct and complete; and (ii) an opinion of [McDermott Will & Emery LLP] as to the interpretation of certain legal matters upon Akumin becoming subject to the General Corporation Law of the State of Delaware.

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This opinion is based upon the current provisions of the Income Tax Act (Canada) and regulations thereunder in force as of the date hereof, as well as the current administrative policies and assessing practices of the Canada Revenue Agency published in writing and publicly available prior to the date hereof. This opinion also takes into account all specific proposals to amend the Income Tax Act (Canada) that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”). Except for the Proposed Amendments, this opinion does not take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the Canada Revenue Agency. We assume no duty to inform you of any changes in law or administrative policies or assessing practices. This opinion additionally does not take into account other federal or any provincial, territorial or foreign tax legislation or considerations. Such considerations may differ materially from those considered in drafting this opinion.

On the basis of, and subject to, the foregoing, along with all limitations and qualifications set forth herein and in the Registration Statement (including those under the heading “Certain Canadian Federal Income Tax Considerations” therein), the discussion set forth under the heading “Certain Canadian Federal Income Tax Considerations” in the Registration Statement, insofar as it expresses conclusions as to the application of Canadian federal income tax law to Akumin Common Shares as a result of the U.S. Domestication, is our opinion.

We are furnishing this opinion in connection with the filing of the Registration Statement. This opinion is not to be relied upon for any other purpose unless pursuant to our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement as well as to the reference to our name in the Registration Statement.

Yours truly,

Stikeman Elliott LLP